SPHERE ENTERTAINMENT CO. REPORTS
FISCAL 2024 SECOND QUARTER RESULTS

NEW YORK, N.Y., February 5, 2024 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal second quarter ended December 31, 2023.
Since opening on September 29, 2023, Sphere in Las Vegas has attracted worldwide attention and robust demand from guests, artists and advertisers. Recent Sphere highlights include:
•U2 has continued its multi-month run at Sphere, with every show sold-out to date. After extending multiple times due to strong demand, U2 will conclude its run at Sphere early next month with its 40th show;
•Renowned bands Phish and Dead & Co. each announced upcoming multi-night performances to take place at Sphere;
•The Sphere Experience featuring Postcard from Earth debuted on October 6, 2023, grossing over one million dollars in average daily ticket sales on days The Sphere Experience took place in the fiscal 2024 second quarter;
•Sphere launched campaigns from numerous global brands on the Exosphere during the quarter and was a prominent feature of Formula 1’s inaugural Las Vegas Grand Prix in November.
In addition, MSG Networks is now more than halfway through the 2023-24 NBA and NHL regular seasons, marking the first year of availability of MSG+, MSG Networks’ direct-to-consumer subscription and authenticated steaming service. Last month, MSG Networks and the YES Network announced the formation of Gotham Advanced Media and Entertainment (GAME), a new 50/50 streaming joint venture which will explore new streaming products and provide a scalable solution to third party content owners looking to connect with their own fans.
For the fiscal 2024 second quarter, the Company reported revenues of $314.2 million, an increase of $154.6 million, as compared to the prior year quarter. In addition, the Company reported an operating loss of $159.7 million, an increase of $109.9 million as compared to the prior year quarter, and adjusted operating income of $51.4 million, as compared to an adjusted operating loss of $13.2 million in the prior year quarter.(1)(2)
Executive Chairman and CEO James L. Dolan said, “Sphere is a next-generation medium intended to disrupt the traditional venue model. With positive adjusted operating income at the Sphere segment in our first full quarter of operations in Las Vegas, our early results are beginning to prove that thesis, and we remain confident in the global opportunities ahead.”
Segment Results for the Three and Six Months Ended December 31, 2023 and 2022:

(In millions)	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
	2023	2022	$	%	2023	2022	$	%
Revenues:
Sphere	$167.8	$0.6	$167.2	NM	$175.6	$1.3	$174.3	NM
MSG Networks	146.4	158.9	(12.5)	(8)%	256.6	281.4	(24.8)	(9)%
Total Revenues	$314.2	$159.5	$154.6	97%	$432.2	$282.7	$149.5	53%
Operating Income (Loss)(1)
Sphere	$(193.9)	$(83.0)	$(111.0)	(134)%	$(292.4)	$(162.0)	$(130.3)	(80)%
MSG Networks	34.2	33.2	1.0	3%	$62.9	61.2	1.7	3%
Total Operating Loss	$(159.7)	$(49.7)	$(109.9)	NM	$(229.5)	$(100.8)	$(128.7)	(128)%
Adjusted Operating Income (Loss):(1)(2)
Sphere	$14.1	$(60.9)	$75.0	NM	$(69.0)	$(125.0)	$56.0	45%
MSG Networks	37.3	47.7	(10.4)	(22)%	62.5	81.0	(18.5)	(23)%
Total Adjusted Operating Income (Loss)	$51.4	$(13.2)	$64.6	NM	$(6.4)	$(44.0)	$37.5	85%
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)For the three and six months ended December 31, 2022, results from continuing operations include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company for the three and six months ended December 31, 2023 reflect the Company’s results on a fully standalone basis.
(2)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the fiscal 2024 second quarter, the Sphere segment reported revenues of $167.8 million, an increase of $167.2 million, as compared to the prior year quarter. Revenues related to The Sphere Experience were $92.9 million across 191 performances during the quarter after debuting on October 6, 2023. Event-related revenues were $55.2 million, which reflected revenues from concerts and, to a lesser extent, one marquee sporting event held at Sphere in Las Vegas during the quarter. In addition, revenues from sponsorship, signage, Exosphere advertising and suite license fees were $17.5 million, primarily reflecting advertising campaigns on the venue’s Exosphere and, to a lesser extent, suite license fee revenues.
For the fiscal 2024 second quarter, the Sphere segment had direct operating expenses of $67.3 million, as compared to no direct operating expenses in the prior year quarter. This primarily included $27.6 million of expenses associated with The Sphere Experience, as well as $20.4 million of event-related expenses related to concerts and, to a lesser extent, one marquee sporting event held at the venue during the quarter. In addition, direct operating expenses included $15.0 million of venue operating costs as well as $1.6 million in expenses associated with sponsorship, signage, Exosphere advertising and suite license fee revenues.
Fiscal 2024 second quarter selling, general and administrative expenses of $97.8 million increased $23.0 million, or 31%, as compared to the prior year quarter, primarily due to the impact of the Company’s transition services agreement with MSG Entertainment, higher employee compensation and related benefits and other cost increases. The overall increase was partially offset by the absence of certain corporate expenses that were included in the results of the prior year quarter but were not included in the results for the current year quarter. While the Company did not incur these costs after the spin-off from MSG Entertainment, which occurred in April 2023, and does not expect to incur these costs in future periods, they did not meet the criteria for inclusion in discontinued operations in the prior year quarter.
In addition, fiscal 2024 second quarter results included an increase in impairment and other losses, net, of $118.2 million, as compared to the prior year quarter. This primarily reflects a non-cash impairment charge of $116.5 million in the current year quarter in connection with the Company’s decision in November 2023 to no longer pursue the development of a Sphere in London.
Fiscal 2024 second quarter operating loss of $193.9 million increased by $111.0 million, as compared to the prior year quarter, primarily reflecting higher impairment and other losses, net, as well as higher depreciation and amortization, direct operating expenses and, to a lesser extent, selling, general and administrative expenses (including share-based compensation expense), partially offset by the increase in revenues. Adjusted operating income of $14.1 million increased by $75.0 million, as compared to the prior year quarter, primarily reflecting the increase in revenues, partially offset by higher direct operating expenses and selling, general and administrative expenses (excluding share-based compensation expense).
MSG Networks
For the fiscal 2024 second quarter, the MSG Networks segment reported total revenues of $146.4 million, a decrease of $12.5 million, or 8%, as compared to the prior year quarter.
Distribution revenue decreased $13.3 million, as compared to the prior year quarter, primarily due to a decrease in total subscribers of approximately 11.5% and the absence of a favorable affiliate adjustment of approximately $2.3 million recorded in the prior year quarter, partially offset by the impact of higher affiliation rates in the current year quarter.
As a result of the launch of MSG+ in June 2023, distribution revenue now includes both affiliation fee revenue earned from MSG Networks’ distributors for the right to carry the Company’s networks as well as revenue earned from subscriptions and single game purchases on MSG+. In addition, total subscribers includes both affiliate subscribers as well as monthly and annual subscribers of MSG+.
Fiscal 2024 second quarter direct operating expenses of $92.4 million increased $2.0 million, or 2%, as compared to the prior year quarter. Other programming and production costs increased $1.5 million, as compared to the prior year quarter, primarily due to the impact of MSG+ in the current year quarter, partially offset by other net cost decreases. In addition, rights fees expense increased $0.5 million, as compared to the prior year quarter, which mainly reflects the impact of annual contractual rate increases, substantially offset by reductions resulting from fewer NBA and NHL games made available to MSG Networks for exclusive broadcast.
Fiscal 2024 second quarter selling, general and administrative expenses of $17.7 million decreased $11.9 million, or 40%, as compared to the prior year quarter, primarily due to lower professional fees of $5.5 million, mainly reflecting a decrease in litigation-related expenses associated with the merger of a subsidiary of the Company with MSG Networks Inc., lower employee compensation and related benefits of $2.9 million, and other cost decreases.
Fiscal 2024 second quarter operating income of $34.2 million increased $1.0 million, or 3%, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses (including merger and acquisition related costs, net of insurance recoveries, and share-based compensation expense) and the absence of restructuring charges recorded in the prior year period, partially offset by the decrease in revenues and, to a lesser extent, the increase in direct operating expenses.

Adjusted operating income of $37.3 million decreased $10.4 million, or 22%, as compared to the prior year quarter, primarily due to the decrease in revenues and, to a lesser extent, the increase in direct operating expenses, partially offset by the decrease in selling, general and administrative expenses (excluding merger and acquisition related costs, net of insurance recoveries, and share-based compensation expense).
Other Matters
On December 8, 2023, the Company completed an offering of 3.50% convertible senior notes due 2028 for aggregate net proceeds of approximately $236 million. The Company intends to use the net proceeds from the offering for general corporate purposes, including capital for Sphere-related growth initiatives.
About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before ((i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including merger-related litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until February 12, 2024

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues	$314,157	$159,541	$432,164	$282,670
Direct operating expenses	(159,766)	(90,400)	(244,265)	(165,820)
Selling, general, and administrative expenses	(115,520)	(104,415)	(202,664)	(199,046)
Depreciation and amortization	(80,031)	(7,386)	(94,290)	(13,519)
Impairment and other (losses) gains, net	(117,235)	1,000	(115,738)	3,000
Restructuring charges	(1,287)	(8,075)	(4,678)	(8,075)
Operating loss	(159,682)	(49,735)	(229,471)	(100,790)
Other income (expense):
Interest income	5,926	2,669	10,304	6,002
Interest expense	(25,828)	—	(25,828)	—
Other (expense) income, net	(1,130)	(1,355)	41,066	(1,770)
Loss from continuing operations before income taxes	(180,714)	(48,421)	(203,929)	(96,558)
Income tax benefit	7,466	21,113	97,753	22,947
Loss from continuing operations	(173,248)	(27,308)	(106,176)	(73,611)
Income (loss) from discontinued operations, net of taxes	—	97,865	(647)	100,125
Net (loss) income	(173,248)	70,557	(106,823)	26,514
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(56)	—	(466)
Less: Net income attributable to redeemable noncontrolling interests from discontinued operations	—	3,029	—	4,153
Net (loss) income attributable to Sphere Entertainment Co.’s stockholders	$(173,248)	$67,584	$(106,823)	$22,827

Basic (loss) earnings per common share
Continuing operations	$(4.91)	$(0.79)	$(3.02)	$(2.13)
Discontinued operations	$—	$2.74	$(0.02)	$2.79
Basic (loss) earnings per common share attributable to Sphere Entertainment Co.’s stockholders	$(4.91)	$1.95	$(3.04)	$0.66

Diluted (loss) earnings per common share
Continuing operations	$(4.91)	$(0.79)	$(3.02)	$(2.13)
Discontinued operations	$—	$2.74	$(0.02)	$2.79
Diluted (loss) earnings per common share attributable to Sphere Entertainment Co.’s stockholders	$(4.91)	$1.95	$(3.04)	$0.66

Weighted-average number of common shares outstanding:
Basic	35,309	34,684	35,110	34,544
Diluted	35,309	34,710	35,110	34,609

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan in all periods.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including merger-related litigation expenses and litigation-related insurance recoveries, in all periods.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating loss	$(159,682)	$(49,735)	$(229,471)	$(100,790)
Share-based compensation	11,916	16,355	16,799	27,845
Depreciation and amortization	80,031	7,386	94,290	13,519
Restructuring charges	1,287	8,075	4,678	8,075
Impairment and other losses (gains), net	117,235	(1,000)	115,738	(3,000)
Merger and acquisition related costs, net of insurance recoveries	380	5,486	(8,663)	10,136
Amortization for capitalized cloud computing arrangement costs	22	127	44	248
Remeasurement of deferred compensation plan liabilities	245	154	138	—
Adjusted operating income (loss)	$51,434	$(13,152)	$(6,447)	$(43,967)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended December 31, 2023
	Sphere	MSG Networks	Total
Revenues	$167,799	$146,358	$314,157
Direct operating expenses	(67,338)	(92,428)	(159,766)
Selling, general and administrative expenses	(97,804)	(17,716)	(115,520)
Depreciation and amortization	(78,044)	(1,987)	(80,031)
Impairment and other losses, net	(117,235)	—	(117,235)
Restructuring charges	(1,287)	—	(1,287)
Operating (loss) income	$(193,909)	$34,227	$(159,682)
Reconciliation to adjusted operating income:
Share-based compensation	10,985	931	11,916
Depreciation and amortization	78,044	1,987	80,031
Restructuring charges	1,287	—	1,287
Impairment and other losses, net	117,235	—	117,235
Merger and acquisition related costs, net of insurance recoveries	200	180	380
Amortization for capitalized cloud computing arrangement costs	—	22	22
Remeasurement of deferred compensation plan liabilities	245	—	245
Adjusted operating income	$14,087	$37,347	$51,434

	Three Months Ended December 31, 2022
	Sphere	MSG Networks	Total
Revenues	$643	$158,898	$159,541
Direct operating expenses	—	(90,400)	(90,400)
Selling, general and administrative expenses	(74,759)	(29,656)	(104,415)
Depreciation and amortization	(5,749)	(1,637)	(7,386)
Other gains	1,000	—	1,000
Restructuring charges	(4,087)	(3,988)	(8,075)
Operating (loss) income	$(82,952)	$33,217	$(49,735)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	13,056	3,299	16,355
Depreciation and amortization	5,749	1,637	7,386
Restructuring charges	4,087	3,988	8,075
Other gains	(1,000)	—	(1,000)
Merger and acquisition related costs	(58)	5,544	5,486
Amortization for capitalized cloud computing arrangement costs	83	44	127
Remeasurement of deferred compensation plan liabilities	$154	$—	$154
Adjusted operating (loss) income	$(60,881)	$47,729	$(13,152)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)

	Six Months Ended December 31, 2023
	Sphere	MSG Networks	Total
Revenues	$175,578	$256,586	$432,164
Direct operating expenses	(75,143)	(169,122)	(244,265)
Selling, general and administrative expenses	(181,954)	(20,710)	(202,664)
Depreciation and amortization	(90,421)	(3,869)	(94,290)
Impairment and other losses, net	(115,738)	—	(115,738)
Restructuring charges	(4,678)	—	(4,678)
Operating (loss) income	$(292,356)	$62,885	$(229,471)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	14,904	1,895	16,799
Depreciation and amortization	90,421	3,869	94,290
Restructuring charges	4,678	—	4,678
Impairment and other losses, net	115,738	—	115,738
Merger and acquisition related costs, net of insurance recoveries	(2,502)	(6,161)	(8,663)
Amortization for capitalized cloud computing arrangement costs	—	44	44
Remeasurement of deferred compensation plan liabilities	138	—	138
Adjusted operating (loss) income	$(68,979)	$62,532	$(6,447)

	Six Months Ended December 31, 2022
	Sphere	MSG Networks	Total
Revenues	$1,293	$281,377	$282,670
Direct operating expenses	—	(165,820)	(165,820)
Selling, general and administrative expenses	(151,950)	(47,096)	(199,046)
Depreciation and amortization	(10,264)	(3,255)	(13,519)
Other gains	3,000	—	3,000
Restructuring charges	(4,087)	(3,988)	(8,075)
Operating (loss) income	$(162,008)	$61,218	$(100,790)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	22,842	5,003	27,845
Depreciation and amortization	10,264	3,255	13,519
Restructuring charges	4,087	3,988	8,075
Other gains	(3,000)	—	(3,000)
Merger and acquisition related costs	2,691	7,445	10,136
Amortization for capitalized cloud computing arrangement costs	160	88	248
Adjusted operating (loss) income	$(124,964)	$80,997	$(43,967)

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,	June 30,
	2023	2023
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$627,827	$429,114
Accounts receivable, net	179,964	112,309
Related party receivables, current	24,047	26,405
Prepaid expenses and other current assets	46,810	56,085
Total current assets	878,648	623,913
Non-Current Assets:
Investments in nonconsolidated affiliates	50,906	394,519
Property and equipment, net	3,287,933	3,307,161
Right-of-use lease assets	86,599	84,912
Goodwill	456,807	456,807
Intangible assets, net	16,353	17,910
Other non-current assets	106,038	87,793
Total assets	$4,883,284	$4,973,015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$391,903	$515,731
Related party payables, current	23,407	56,446
Current portion of long-term debt, net	890,110	82,500
Operating lease liabilities, current	14,727	10,127
Deferred revenue	78,381	27,337
Total current liabilities	1,398,528	692,141
Non-Current Liabilities:
Long-term debt, net	521,413	1,118,387
Operating lease liabilities, non-current	109,296	110,259
Deferred tax liabilities, net	272,447	379,552
Other non-current liabilities	116,436	88,811
Total liabilities	2,418,120	2,389,150
Commitments and contingencies
Equity:
Class A Common Stock (1)	283	278
Class B Common Stock (2)	69	69
Additional paid-in capital	2,365,913	2,376,420
Retained earnings	105,213	212,036
Accumulated other comprehensive loss	(6,314)	(4,938)
Total stockholders’ equity	2,465,164	2,583,865
Total liabilities and equity	$4,883,284	$4,973,015
_________________
(1) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,263 and 27,812 shares issued and outstanding as of December 31, 2023 and June 30, 2023, respectively.
(2) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of December 31, 2023 and June 30, 2023.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Six Months Ended
	December 31,
	2023	2022
Net cash (used in) provided by operating activities	$(48,238)	$54,965
Net cash provided by (used in) investing activities	973	(575,909)
Net cash provided by financing activities	245,973	229,175
Effect of exchange rates on cash, cash equivalents, and restricted cash	5	(505)
Net increase (decrease) in cash, cash equivalents, and restricted cash	198,713	(292,274)
Cash, cash equivalents, and restricted cash from continuing operations, beginning of period	429,114	760,312
Cash, cash equivalents, and restricted cash from discontinued operations, beginning of period	—	85,698
Cash, cash equivalents, and restricted cash at beginning of period	429,114	846,010
Cash, cash equivalents and restricted cash from continuing operations, end of period	627,827	366,748
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	186,988
Cash, cash equivalents, and restricted cash at end of period	$627,827	$553,736